EXHIBIT 10.2

                                   (REDACTED)

      [ * ] = Confidential materials omitted and filed separately with the
                      Securities and Exchange Commission.

                        RESEARCH AND MANAGEMENT CONTRACT

         This Research and Management Contract (the "Agreement") is entered into as of July 1, 1999, by and between Agritope, Inc., a Delaware corporation ("Agritope"), and Agrinomics LLC, a limited liability company organized and existing under the laws of Delaware (the "Agrinomics").

                                    RECITALS

         A. Agrinomics has been formed pursuant to the certain Limited Liability Company Agreement dated as of July 1, 1999 (the "LLC Agreement"), among Agritope, ACTTAG Inc., a wholly-owned subsidiary of Agritope ("ACTTAG"), and Rhone-Poulenc Ag Company Inc. ("RP Ag Co."), to conduct and coordinate a plant functional genomics program (the "Research Program") involving the activation tagging of large numbers of Arabidopsis plants in an attempt to create seeds and plants in which one or more genes are overexpressed; screening to identify phenotypic traits of interest in such plants; the isolation, sequencing and gene rescue of the associated genotypes; confirmation of phenotypes using such genes; and related activities, all as is more fully described in Agrinomics' Operating Plan as adopted and amended from time to time by the Members of Agrinomics (the "Operating Plan"). Agrinomics expects to exploit the results of the Research Program commercially as is more fully described in the Operating Plan. Terms used herein and defined in the LLC Agreement shall have the meanings specified in the LLC Agreement unless otherwise stated herein.

         B. Agritope has the ability, personnel and facilities required to provide various management and administrative services required by Agrinomics in connection with the operation of Agrinomics' business. Agritope also has extensive experience, facilities, technologies, and personnel that the parties believe will be useful in the conduct of the Research Program. The agreements forming Agrinomics, and the Operating Plan, contemplate that Agritope and its Affiliates will have certain marketing and commercialization rights in defined fields of application for certain discoveries made in the Research Program.

         C. Each of Agritope and Agrinomics desires that Agritope render (or cause to be rendered by third parties) certain research and administrative services to Agrinomics, at the request of Agrinomics, in accordance with the Operating Plan and this Agreement.

                                    AGREEMENT

1.       DEFINITIONS

         1.1 "ADMINISTRATIVE SERVICES" means all general administrative and management services conducted by Agritope pursuant to the Operating Plan and consistent with any of Agrinomics' specific instruction to Agritope including, but not limited to, the following:

         (a) coordinating, conducting, and otherwise assisting with: (i) the identification of third parties with which Agrinomics may from time to time enter into research contracts, subscription contracts, license agreements, testing or certification agreements, marketing or distribution agreements, or other agreements as contemplated in the Operating Plan (the "Alliance Parties"), and (ii) the negotiation (subject to approval by the Board of Managers of Agrinomics) and administration of agreements, and operations under agreements, with Alliance Parties;

         (b) accounting services including the establishment and maintenance of appropriate accounting books and records, preparation of appropriate financial statements and schedules, and maintenance of Agrinomics' books of account and records;

         (c) cash management services, including monitoring and collecting accounts receivable, and monitoring and paying Agrinomics payables from and out of cash and collections;

         (d) electronic data processing services, including without limitation, payroll, accounting services, and internal audit, planning and financial services;

         (e) assistance in obtaining appropriate fidelity, product liability, public and personal liability, property damage, workers' compensation and other applicable insurance;

         (f) assistance in obtaining professional services such as legal counsel, auditors, appraisers, experts and otherwise, and coordinating the provision thereof for the benefit of Agrinomics; and

         (g) such other services and assistance as Agritope considers to be in the best interests of Agrinomics.

         1.2 "AFFILIATE" means a person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Agritope. For purposes of this definition, the term "control" means the possession, directly or indirectly, of 50% or more of the share capital or voting rights. For the purposes of this Agreement only, Agritope and Agrinomics will not be considered Affiliates of each other.

         1.3 "AGRINOMICS PROGRAM PATENTS" means, other than the Agritope Program Patents, Agrinomics' rights and interests, whether owned or licensed, in and to the exploitation of United States and foreign patents and patent applications, if any, including without limitation those rights and interests of Agrinomics developed by it or acquired by it under any or all of the current or future Research Contracts defined in the LLC Agreement, in each case covering or disclosing any aspect or part of the Agrinomics Program Technology. As used in this Agreement, "patent(s)" includes without limitation utility patents, whether for articles, compounds, plants, plant materials or products, processes, methods, or other patentable subject matter; plant variety protection certificates and rights under the Plant Variety Protection Act of 1970, as amended; plant patents under the Plant Patent Act of 1930, as amended; design patents; utility model rights; and all similar legally-protectible rights or properties in any nation or jurisdiction.

         1.4 "AGRINOMICS PROGRAM TECHNOLOGY" means, other than the Agritope Program Technology, any and all deliverables, services, intellectual properties, rights, and contributions from any person or entity under the Research Program, and all related information, technical or otherwise, and protein sequences, gene constructs, data, techniques, manuals, instructions, samples, germplasm, inventions, development processes, assays, improvements, and specifications developed directly by Agrinomics in the course of the Research Program or to be provided to it under any or all of the current or future Research Contracts defined in the LLC Agreement (including without limitation the Existing Agritope Collection as defined in the LLC Agreement), and all intellectual property rights therein and thereto, to the extent owned by Agrinomics or to be licensed or to be owned by Agrinomics under such Research Contracts.

         1.5 "AGRITOPE PROGRAM PATENTS" means Agritope's and Agritope's Affiliates' rights and interests in United States and foreign patents and patent applications, if any, arising from work or activities conducted as part of the Research Services or otherwise covering any invention, discovery or improvement made or acquired by or for Agritope or its Affiliates (whether solely or jointly with others) in the course of the Research Services or in connection with the conduct of the Research Program, including without limitation those rights and interests of Agritope and its Affiliates to be transferred hereunder to Agrinomics.

         1.6 "AGRITOPE PROGRAM TECHNOLOGY" means any and all deliverables, services, intellectual properties, rights and contributions provided or agreed to be provided by Agritope under the Research Program and all related information, technical or otherwise, including, but not limited to that comprised in the Agritope Collection (to the extent to be developed hereunder under the Research Services as defined below and not already contributed by Agritope to the capital of Agrinomics under the LLC Agreement), formulae, protein sequences, gene constructs, data, techniques, manuals, instructions, samples, germplasm, inventions, development processes, assays, improvements, and specifications to be developed by Agritope directly in the course of the Research Program, and all intellectual property rights therein and thereto.

         1.7 "BACKGROUND PATENTS" means, other than the Agritope Program Patents, Agritope's and its Affiliates' rights under United States and foreign patents and patent applications, if any, in each case covering or disclosing any of the Background Technology or any inventions that are otherwise related to or useful for the development or exploitation of the Collections, the Program Technology, or any Program Product, and all rights therein and thereto, to the extent the same are owned by Agritope or its Affiliates or available for its or their use or sublicensing without fee, royalty or encumbrance, as listed in
Schedule 2 in accordance with Section 3.2 below.

         1.8 "BACKGROUND TECHNOLOGY" means, other than the Agritope Program Technology, all information, technical or otherwise, including, but not limited to, that comprised in formulae, protein sequences, gene constructs, data, techniques, manuals, instructions, samples, germplasm, inventions, development processes, assays, improvements, and specifications, delivered or disclosed by Agritope or its Affiliates to Agrinomics prior to the date of this Agreement with regard to the Research Program or disclosed by Agritope or its Affiliates to Agrinomics hereafter during the period of the Research Program and in the course of the Research Services, that is or may be related to or useful in the Research Program or for the development or commercial exploitation of any Program Technology or any Program Product, and all intellectual property rights therein and thereto, to the extent the same are owned by Agritope or its Affiliates or available for its or their use or sublicensing without fee, royalty or encumbrance, as listed in Schedule 2 in accordance with Section 3.2 below.

         1.9 "COSTS" means any direct and indirect cost and expense incurred by Agritope in performing the Services hereunder, which are attributable to its activities under this Agreement, including, but not limited to:

         (a) that part of the payroll costs (including any overtime, extra compensation, payroll taxes and the cost of maintaining employees' benefit plans) of Agritope's employees which is properly and reasonably attributable to the performance of the Services;

         (b) that part of Agritope's rent and other charges associated with offices, greenhouses, and other facilities utilized by Agritope's personnel which is properly and reasonably attributable to the performance of the Services;

         (c) materials, supplies, usage of equipment and vehicles, and similar items, to the extent the same will be devoted to the Research Program, as is consistent with the Operating Plan;

         (d) all filing, renewal, and other fees associated with any permits, regulatory filings or other government authorizations to the extent required for the conduct by Agritope of the Services, and all costs of preparation of applications and supporting studies related thereto; and

         (e) that part of Agritope's overhead and general office expenses which is properly and reasonably attributable to the performance of the Services;

         it being understood and agreed that Agritope and Agrinomics will from time to time as appropriate agree in writing upon the principles to be used in the allocation of costs of Agritope under this Agreement.

         1.10     "FEE" shall have the meaning given it in Section 6.1 hereof.

         1.11     [ * ]

         1.12 "OTHER SERVICES" means such other services as the parties may mutually agree upon from time to time.

         1.13 "PROGRAM PATENTS" means the Agrinomics Program Patents and the Agritope Program Patents.

         1.14 "PROGRAM PRODUCTS" means products, processes and technologies the relevant manufacture, use, sale, offer for sale, development or import/export of which if done by third parties would in the applicable jurisdiction infringe upon a claim of a Program Patent, or the discovery or isolation of which was made from or using the Agritope Collection, as defined below in Section 1.17(f), or the conception, discovery, isolation, or development of which was enabled in a material way by the use of any Program Technology.

         1.15 "PROGRAM TECHNOLOGY" means the Agrinomics Program Technology and the Agritope Program Technology.

         1.16     [ * ]

         1.17 "RESEARCH SERVICES" means the research projects, services, and licenses described in more detail in the Operating Plan as services to be provided by Agritope to Agrinomics. The parties anticipate that the Operating Plan will be amended and supplemented by Agrinomics from time to time, but it is agreed that no change to the Research Services called for from Agritope under this Agreement shall be made without Agritope's prior consent, which will not be unreasonably withheld or delayed. Subject to the preceding sentence, the Research Services will be performed pursuant to the Operating Plan and Agrinomics' specific instructions, and will include, but will not be limited to, the following:

         (a) on-going consultation as to the formulation, amendment and supplementation of the Operating Plan, including without limitation, providing certain services from certain Agritope employees for service on Agrinomics' Scientific Advisory Committee and making recommendations to such Scientific


[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

                  Advisory Committee and to Agrinomics' Board of Managers with respect thereto;

         (b) coordination and management of Agrinomics' relationships with The Salk Institute for Biological Sciences ("Salk") to the extent related to and arising under the Research Program and that certain Research, License and Option Agreement dated as of October 23, 1998, by and between Salk and Agritope, as such contract may be amended (the "Salk ACTTAG Research Agreement");

         (c) coordination and management of Agrinomics' relationships with the University Court of the University of Edinburgh ("University of Edinburgh") to the extent related to and arising under that certain Research and Option to License Agreement dated as of January 21, 1999, by and between the University of Edinburgh and Agritope, as such contract may be amended (the "University of Edinburgh ACTTAG Research Agreement");

         (d) on-going consultation as to the formulation, amendment and supplementation of the Research Plan under the Salk ACTTAG Research Agreement;

         (e) on-going consultation as to the formulation, amendment and supplementation of the Research Plan under the University of Edinburgh ACTTAG Research Agreement;

         (f) the creation at Agritope's facilities of a collection of Arabidopsis plants and seeds that have been modified using the ACTTAG(TM) Gene Discovery technologies (the "Agritope Collection"), which shall be separate from the other "Collections" which are defined in each of the Salk ACTTAG Research Agreement (the "Salk Collection") and the University of Edinburgh ACTTAG Research Agreement (the "University of Edinburgh Collection"), including without limitation the following principal tasks related thereto:


                           [ * ]

         (g) Agritope will, to the extent contemplated in Operating Plan, perform the following principal tasks with respect to each of the Salk Collection, the University of Edinburgh Collection, and the Agritope Collections (referred to collectively as the "Collections"), other than that which is done by Salk or the University of Edinburgh as to their respective Collections:

                           [ * ]


[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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

         (h) on-going coordination of the Research Services described herein with other services to be provided to Agrinomics by RP Ag Co. and the Alliance Parties;

         (i) rendering assistance and consultation in relation to Agrinomics' patent strategies, filings, prosecution and maintenance activities, in coordination with Agrinomics' Patent Committee, including without limitation, providing certain services from certain Agritope employees for service on Agrinomics' Patent Committee; and

         (j) such other research services and assistance as Agritope considers to be in the best interests of Agrinomics.

         1.18     [ * ]

         1.19     "SERVICES" means Administrative, Research and Other Services.

         1.20     "TERM" means the period of this Agreement as determined under
Article 8 hereof, during which the Services will be performed.

2.       AGREEMENT TO PERFORM SERVICES; DUTY OF COOPERATION

         Agritope, directly or through one or more of its Affiliates, or through third parties subject to the prior written consent of Agrinomics, hereby agrees during the Term to provide, or cause to be provided by third parties, the Services; provided, however, that Agritope reserves the right to decline to render or cause to be rendered Services in any case where Agritope, in its judgment, does not have adequate facilities, personnel or resources to perform or cause to be performed the Services, or where providing the Services would violate Agritope policies or relevant law. Agritope will exert commercially reasonable efforts to obtain any and all permits or regulatory filings or other government authorizations for the conduct by it of the Services hereunder. Agrinomics shall assist Agritope in all such efforts and otherwise shall provide Agritope with sufficient information and assistance as reasonably requested by Agritope to enable Agritope to provide or cause to be provided the Services.

3.       PROJECT TECHNOLOGY AND LICENSES

         3.1      RIGHTS IN PROGRAM TECHNOLOGY AND PROGRAM PATENTS

         (a) All ownership, copyright, patent, trade secrecy, and other rights and title in and to all Program Technology and Program Patents shall be owned solely by Agrinomics. Agritope hereby transfers and assigns to Agrinomics all of the foregoing, whether now existing or hereafter coming into existence. Agritope will assist Agrinomics as requested during and after the term of this Agreement to further evidence and perfect Agrinomics' rights in such property, including without


[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

                  limitation, securing appropriate agreements from its Affiliates and contractors, executing additional instruments of conveyance, and assisting Agrinomics with applications for patents, copyright registrations, or other registrations. Agrinomics may by written notice to Agritope from time to time decline to accept any Agritope Program Patents as such hereunder, either entirely or on a country-by-country basis, from that time forward, and in that event such declined patent or application shall not be part of the Agritope Program Patents, but shall be considered part of the Background Patents.

         (b) Agrinomics hereby grants to Agritope and its Affiliates a nonexclusive, royalty-free, worldwide license, with no right to sublicense, to use and to exercise the Program Technology and the Program Patents for research purposes during and in support of the Research Program.

         (c) Agrinomics hereby grants to Agritope and its Affiliates a nonexclusive, royalty-free, worldwide license, with no right to sublicense, to use and to exercise the Agritope Program Technology (but not any of the Program Patents, unless under a separate agreement entered pursuant to Section 4 or otherwise) other than the Agritope Collection itself for internal research purposes.

         (d) The Research Contract between Agrinomics and RP Ag Co. provides that RP Ag Co. shall grant to Agritope the exclusive right to enter into one or more exclusive implementation and worldwide Commercialization Agreements as defined therein with respect to the exploitation of any Program Technology and/or Program Patents in [ * ] in one or more of the [ * ].

         (e) Agrinomics hereby grants to Agritope and its Affiliates [ * ] option [ * ] to obtain, pursuant to Section 4 below, a royalty-bearing, worldwide license under the Program Technology and the Program Patents, to make, have made, use, sell, offer for sale, develop, and import/export any Program Product that is not [ * ] or subject to Section 3.1(d) in any or all of the [ * ].

         (f)      [ * ]

         3.2      LICENSES TO BACKGROUND TECHNOLOGY AND BACKGROUND PATENTS

         (a) Schedule 2 hereto contains a complete list and description of all Background Patents and Background Technology, as currently anticipated by Agritope. Agritope shall promptly (and at least annually) supplement such list and description throughout the Term by written notices to Agrinomics if and when any additional Background Patents or Background Technology not previously so listed and described is used or applied, or is proposed to be used or applied, by Agritope or its Affiliates, at their sole discretion, in performing the Research Services


[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

                  or otherwise in connection with the Research Program. For the avoidance of doubt, no Background Patents or Background Technology shall be withdrawn from Schedule 2 without prior written consent of Agrinomics.

         (b) Agritope will retain all ownership, copyright, trade secrecy, and other rights and title in and to all Background Technology and Background Patents [ * ], subject only to the express licenses granted herein.

         (c) Agritope hereby grants to Agrinomics a nonexclusive, royalty-free, worldwide license, with right to sublicense, to use and to exercise the Background Technology and the Background Patents [ * ] for research purposes during and in support of the Research Program.

         (d) Agritope hereby grants to Agrinomics a nonexclusive, royalty-free, worldwide license, with right to sublicense, under the Background Technology and the Background Patents, to make, have made, use, sell, offer for sale, develop and export/import any and all Program Products; provided, however, that no right or license is granted to Agrinomics to exploit commercially [ * ].

         4.       LICENSES AND COMMERCIALIZATION AGREEMENTS IN [ * ]

         The specific terms, conditions, royalty rates or formulas, payment terms, audit rights, and other aspects of the licenses, if any, under Section 3.1(e) above with respect to Program Products in [ * ] shall be determined under mutual written Commercialization Agreements that shall be entered between Agritope and Agrinomics prior to the conduct of any marketing or commercialization activities under any such licenses. The parties acknowledge and agree that, if and to the extent that it would be in the best interests of Agrinomics to retain (and to have the right to license to other entities) rights or licenses described in Section 3.1(e) in particular territories or in particular products or applications, Agritope and Agrinomics will attempt in good faith to agree that Agritope will not obtain licenses under Section 3.1(e) in those territories, products, or applications. If the parties do not reach agreement within ninety days starting from the first date of notification by Agritope to Agrinomics (which notification shall occur within the [ * ] option period stated in Section 3.1(e)) of Agritope's exercise of its option under
Section 3.1(e) with respect to a Program Product for implementation or commercialization in a particular application in [ * ] (the "Notice Date" with respect thereto), as to whether and to what extent there will be a license to Agritope in particular territories, products, or applications for such Program Product, then the provisions of such an agreement will be determined by binding arbitration conducted in accordance with Section 10 below. If, in connection with the negotiation of a Commercialization Agreement (to the extent there will be a grant of a license to Agritope under Section 3.1(e)), the parties are not in agreement on all the terms, including without limitation the scope and nature of any exclusive rights thereunder, royalty rates, or other terms, within [ * ] starting from the applicable Notice Date, then the provisions of such



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Commercialization Agreement will be determined by binding arbitration conducted in accordance with Section 10 below, which arbitration shall as to any Commercialization Agreement be guided by and consistent with the terms set forth below in Section 4 (i) - (vii). The arbitrations referred to in the preceding two sentences as to a particular Program Product may be conducted as a single proceeding.

         (i) If exclusive marketing rights under the Commercialization Agreements are desired by Agritope, then Agritope or its Affiliate or sublicensee would provide a marketing plan to Agrinomics [ * ]. Based on this information, Agrinomics and Agritope would negotiate in good faith to determine geographical regions in which Agritope would have exclusive or nonexclusive marketing rights with rights to sublicense. Agrinomics would give Agritope exclusivity in [ * ], and Agritope will be granted nonexclusive rights in other regions. Any exclusive marketing rights granted for a particular geographical region would become nonexclusive in the event that Agritope and its sublicensees do not achieve and maintain a substantial market share in such geographical region. The definition of [ * ] would be determined by such arbitration, if it is not otherwise mutually agreed to by Agrinomics and Agritope on a case-by-case basis for each such Program Product.

         (ii) Agritope and its Affiliates shall grant to Agrinomics and its Affiliates a nonexclusive, worldwide and perpetual license, with right to sublicense, to make, have made, use, sell, offer for sale, develop and import/export, in any crop or application, any and all improvements on any Program Product and/or Program Technology made by Agritope or its Affiliates or sublicensees during the term of each such license. Such license will be royalty-bearing, at a rate to be determined by mutual agreement of Agritope and Agrinomics. If such mutual agreement is not reached prior to the first commercial launch by Agrinomics or its sublicensee of any product pursuant to such sublicense, then such royalty rate shall be determined by the arbitration referred to hereinabove, if it is not otherwise mutually agreed to Agrinomics and Agritope on a case-by-case basis.

         (iii) Agritope and its Affiliates shall not grant any sublicenses under any such license without the prior written consent of Agrinomics, which consent shall not be unreasonably withheld with respect to any such license to the extent the license to Agritope is exclusive, it being agreed that consent to any sublicensing of any such license to Agritope that is nonexclusive may be withheld in Agrinomics' sole discretion. Any such sublicense must, without limitation, provide that Agrinomics shall have a royalty-free, nonexclusive, worldwide and perpetual license, with right to sublicense, to make, have made, use, sell, offer for sale, and import any or all improvements made by the sublicensee during the term of such sublicense.



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

         (iv) Royalties to be paid by Agritope to Agrinomics with respect to fees or other consideration paid to Agritope or its Affiliates by any sublicensee under any such license (other than fees or consideration measured by sales of Program Products made by the sublicensee and covered by net sales royalties pursuant to the Commercialization Agreement) in return for the grant of such sublicense, shall be [ * ].

         (v) All royalties shall be paid quarterly, within [ * ] after the end of the calendar quarter, in US Dollars, to Agrinomics' account in Portland, Oregon.

         (vi) Agritope shall keep, and shall cause its Affiliates and sublicensees to keep, for at least five years, full and accurate books and records in sufficient detail so that sums due Agrinomics hereunder can be properly calculated. Agritope shall permit, and shall cause its Affiliates and sublicensees to permit, representatives of Agrinomics to examine its books and records at reasonable times and intervals for the purpose of verifying the accuracy of the written statements submitted by Agritope and its Affiliates and sums paid or payable hereunder. Such examination shall be made at the expense of Agrinomics, except that if such examination discloses a discrepancy of five percent (5%) or more in the amount of royalties and other payments due to Agrinomics, then Agritope shall reimburse Agrinomics for the costs of such examination.

         (vii) Such licenses shall survive the expiration or termination of the Term of this Agreement and shall be effective for the longer of the duration of any applicable licensed patents, or [ * ] following the date of the Commercialization Agreement for the applicable Program Product. Following such term, such licenses shall become fully-paid, worldwide and nonexclusive.

5.       ACCOUNTS, BOOKS AND RECORDS

         5.1 ACCOUNTS. Agritope shall maintain one or more segregated bank accounts (the "Accounts") for the benefit of Agrinomics and in Agrinomics' name. Agritope shall deposit directly into the Accounts any payments to Agrinomics, or other funds belonging to Agrinomics, it receives.

         5.2 COLLECTIONS AND PAYMENTS. Agritope shall have the right to collect and remit money on Agrinomics' behalf and to settle claims in favor of or against Agrinomics if the amount in controversy is less than $100,000. Agritope shall be authorized to pay, on a current basis, the ordinary operating expenses of Agrinomics not to exceed $100,000 per item.

         5.3 PERIODIC REPORTS. Within thirty days after the start of each calendar quarter during the Term, Agritope shall provide Agrinomics with a



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

report listing all receipts into and disbursements from the Accounts for the previous quarter. Agritope shall provide Agrinomics with copies of all bank statements for the Accounts, and all funds in the Accounts shall be held by Agritope in trust for Agrinomics.

         5.4 BOOKS AND RECORDS. Agritope agrees to maintain adequate books and records regarding the provision of Services under this Agreement, including accounting for the Costs, with appropriate supporting documentation. Agrinomics shall have, upon not less than forty-eight (48) hours prior written notice to Agritope, access during normal business hours, to the books and records of Agritope relating to the Services. Agrinomics shall have the right to review such books and records and copy same at its own cost and expense.

         5.5 AUDIT RIGHTS. Agrinomics shall have the right to audit Agritope's books and records once every twelve months for the purpose of confirming the Costs for the previous twelve month period. Agrinomics shall give reasonable notice of its intent to audit, and the parties will attempt to schedule such audit so as not to unreasonably interfere with the conduct of Agritope's operations. Agrinomics agrees to notify Agritope within 30 days should Agrinomics believe that all or any portion of an invoice or credit memo is not supported by the audit, and the parties agree to meet promptly to resolve any Cost which Agrinomics believes is not supported by the audit. Any such audit shall be at the expense of Agrinomics, unless the inspection or audit reveals, with respect to the period under audit, that the Costs have been overstated, or royalties have been understated, by more than 5%, in which event Agritope shall pay or reimburse Agrinomics for the reasonable expenses of such inspection or audit, in addition to Agrinomics' other remedies for such overpayment or underpayment.

6.       FEES

         6.1 IN GENERAL. Except as is otherwise provided with respect to specific tasks or Services in the Operating Plan, Agrinomics shall pay or cause to be paid to Agritope, as the exclusive compensation to Agritope for Services to be performed by it hereunder, a fee (the "Fee") equal to the Costs.

         6.2 BUDGETS; FEE PAYMENTS. Agrinomics shall pay Agritope the sum of one-fourth of the applicable portion of the annual business plan budget per quarter with a true-up for actual costs before the closing of Agritope's books at year-end, on or before the first business day of each quarter, as an estimated total Fee for all Services to be rendered to Agrinomics during such quarter. Such quarterly payment shall be adjusted by mutual written agreement of Agrinomics and Agritope as changes are made to Agrinomics' budget or the Operating Plan, or otherwise as needed in light of experience of the parties under this Agreement or any anticipated substantial change in the Services or Costs thereof. Within 45 days after the end of each calendar quarter, or as near thereto as practicable, Agritope shall compute and advise Agrinomics by invoice or credit memo of the actual total amount payable hereunder for Services in respect of such quarter. The parties shall make the proper adjustments to make the amounts paid for Services during such quarter equal the Fees actually payable therefor, either by Agrinomics' paying any shortfall within ten days following the end of such 45-day period, or by Agritope's giving Agrinomics a credit against any subsequent payment in the amount of any prior overpayment.

7.       CONFIDENTIALITY

         7.1 PROTECTION OF INFORMATION. Each of Agritope and Agrinomics agrees: (i) to take all reasonable precautions and to use its best efforts to maintain the confidentiality of all Confidential Information (as defined below) that such party (the "Recipient") obtains in respect to the other (the "Disclosing Party"); and (ii) not to use or disclose such Confidential Information to any third parties other than the Recipient's Affiliates that are similarly bound to protect the same or otherwise with the written approval of the Disclosing Party or as permitted by Section 7.2. "Confidential Information" means all proprietary or confidential information owned or provided by a Disclosing Party other than information that (A) was previously known to the Recipient or any of its Affiliates (other than from a Disclosing Party or an Affiliate thereof), or (B) is available or, without the fault of the Recipient or any of its Affiliates (other than Agrinomics), becomes available to the general public, or (C) is lawfully received by the Recipient from a third party that, to the Recipient's knowledge, is not bound by any similar obligation of confidentiality. The disclosure of Confidential Information shall not constitute any grant of license or any other rights nor generate any business arrangements unless specifically set forth herein or in another agreement.

         7.2 CERTAIN DISCLOSURES. A Recipient may disclose Confidential Information to appropriate regulatory authorities, attorneys, accountants and pursuant to any order of a court, administrative agency or other governmental authority and may take any lawful action that it deems necessary to protect its interests or the interests of its Affiliates under, or to enforce compliance with the terms and conditions of, this Agreement; PROVIDED, HOWEVER, that in the event that it appears that a Recipient may become legally compelled to disclose any Confidential Information, it will promptly consult with the Disclosing Party as to the reasons for such disclosure and will afford the Disclosing Party a reasonable opportunity to obtain a protective order as to such information and will use reasonable efforts to obtain reliable assurance that the information disclosed will be treated confidentially.

8.       STATUS AND LIABILITIES OF THE PARTIES

         8.1 NO AGENCY. Nothing herein contained shall make Agritope an agent, general representative or employee of Agrinomics for any purpose, and Agritope shall render the Services and perform its other obligations hereunder as an independent contractor on a non-exclusive basis. Agritope shall not have the power to bind Agrinomics unless and except as, in respect of any specific matters, it is hereafter expressly authorized to do so in writing by Agrinomics.

         8.2 DUTY OF GOOD FAITH. Agritope agrees to perform the Services contemplated by the terms of this Agreement diligently and in good faith.

Agritope shall not have liability for any act done or omitted to be done in the performance of the Services unless done or omitted to be done as a result of Agritope's gross negligence or willful misconduct.

         8.3 INDEMNIFICATION. Agrinomics shall indemnify and defend Agritope and its Affiliates (other than Agrinomics), licensees and permitted assigns, and their respective directors, officers, and employees and agents (the "Indemnified Parties") from and against (i) any and all claims of any employee of Agrinomics relating to his or her employment, including claims of breach of expenses or implied contract, benefits, wrongful termination, discrimination or harassment, except to the extent such claims are the result of any action of Agritope or its employees, acting in their capacity as such employees; (ii) any and all claims of any third party arising from any of Agritope's actions or omissions to act, within the scope of this Agreement, including without limitation as to environmental matters; and (iii) any costs or expenses (including reasonable attorneys' fees and costs) incurred by the Indemnified Parties relating to such claims. Notwithstanding the foregoing, Agrinomics shall have no liability for any claims, costs or expenses to the extent caused by Agritope's gross negligence or willful misconduct, or Agritope's breach of its agreements hereunder, and Agritope shall indemnify and defend Agrinomics and its Affiliates (other than Agritope and its Affiliates), licensees and permitted assigns, and their respective directors, officers, and employees and agents from and against any claim arising by reason of such gross negligence, willful misconduct or breach of its agreements hereunder, including without limitation as to environmental matters.

         8.4 NO WARRANTIES. Each party affirms that it has no actual knowledge that any of the technology, rights or other services, products or activities to be performed, licensed or provided by it under or in connection with this Agreement would, as so performed or provided, or as used or further distributed as contemplated, infringe any intellectual property right of any person or entity. Each party will promptly inform the other of any such knowledge that it may obtain during the term of this Agreement. EXCEPT AS FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES HEREUNDER, WHETHER OF RESEARCH SUCCESS, MERCHANTABILITY OR NONINFRINGEMENT, AND AGRITOPE AND AGRINOMICS HEREBY DISCLAIM ANY IMPLIED WARRANTIES AND ANY WARRANTIES ARISING BY TRADE USAGE OR COURSE OF PERFORMANCE.

         8.5 NO CONSEQUENTIAL OR INCIDENTAL DAMAGES. In no event shall either party have any liability to the other or to any third-party whomsoever for consequential or incidental damages. Specifically, Agritope shall have no liability for any consequential or incidental damages, whether arising from its own acts or failures to act, or from services provided or failed to be provided by third-party providers, except to the extent such damages involve harm to persons or physical property and arise directly from Agritope's gross negligence or willful misconduct. Agrinomics agrees that the remuneration to be paid to Agritope hereunder for the Services contemplated herein reflect these limitations of liability and disclaimers of warranties.

9.       TERM AND TERMINATION

         9.1 TERM. The Term shall commence on the Closing Date under the LLC Agreement, and shall expire on the earliest of: (a) the termination of the LLC Agreement; (b) a termination hereof at the election of a Member pursuant to a right to do so as described in the LLC Agreement; (c) June 30, 2004; or (d) the date of termination otherwise specified in this Article 9. In the event of an expiration of the Term pursuant to subsection (c) above, the Term shall automatically renew as of July 1, 2004, and as of every October 1 thereafter for a term that shall expire the following September 30, subject to the termination provisions otherwise specified in this Article 9.

         9.2 NON-RENEWAL. Either party to this Agreement may either (i) terminate the Term effective at the end of the then-current Term, or (ii) require renegotiation, with no obligation of either party to enter into an agreement, of this Agreement, effective at the end of the then-current Term, by giving written notice to the other party sixty (60) days in advance of the end of the then-current Term. Once notice under this Section 9.2 has been given, this Agreement will not automatically renew under Section 9.1.

         9.3 TERMINATION FOR DEFAULT. If either party materially breaches any of the terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, the other party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the party who committed the breach ninety (90) days' notice in writing, unless the notified party within such 90-day period shall have cured the breach. Neither party will be considered in breach of this Agreement for purposes of the termination remedy stated herein during any period in which there is a good faith dispute between the parties as to the existence of such breach. If the parties are, despite negotiations at the highest levels of their respective managements over a period of at least ninety days, unable to resolve any good faith dispute between them as to the existence of such breach, such dispute may at the election of either party be resolved in accordance with
Section 10.

         9.4 EFFECT OF TERMINATION OR EXPIRATION. Any termination or expiration of the Term will not affect any rights or obligations which have arisen prior to the date of such termination. Except for a termination due to the uncured default of Agrinomics, Agrinomics' licenses granted under Section 3.2(c) and 3.2(d) will survive any termination or expiration of the Term. Except for a termination due to the uncured default of Agritope, Agritope's licenses under clauses (a) and (c) - (f) of Section 3.1 and Section 4 will survive any termination or expiration of the Term; provided, however, that Agritope's licenses under clauses (c) - (f) of Section 3.1 (and its rights under Section 4 with respect thereto) will not apply to any Program Product containing protein sequences, gene constructs, data, techniques, manuals, instructions, samples, germplasm, inventions, development processes, assays, or improvements, first discovered following the end of the Term. The provisions of Sections 5.4 and 5.5 and Articles 7, 9, 10, and 11 will survive any termination or expiration of the Term.

10.      ARBITRATION OF DISPUTES

         If the parties fail to reach agreement with respect to a dispute or difference (other than as to a question relating to patent validity, which the parties intend will be decided in litigation and not in arbitration), between the parties arising out of or in connection with this Agreement, the dispute or difference will be determined by arbitration in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an independent and impartial arbitrator, who (unless the parties agree otherwise) shall have had both training and experience as an arbitrator of agricultural technology licensing matters, including biotechnology, and who shall be, and for at least ten years shall have been, a partner, shareholder or member in a highly respected law firm headquartered in the United States. The arbitrator may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The arbitrator must base the award on the provisions of this Agreement and must render the award in a writing which must include an explanation of the reasons for such award. Any arbitration pursuant to this section will be governed by the substantive laws of Delaware applicable to contracts made and to be performed in that state, without regard to conflicts of law rules, and by the arbitration law of the Federal Arbitration Act (9 U.S.C. ss.1 et seq.). Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The statute of limitations of Delaware applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section. All fees, costs and expenses of the arbitrator, and all other costs and expenses of the arbitration, will be shared equally by the parties to this Agreement unless such parties agree otherwise or unless the arbitrator in the award assesses such costs and expenses against one of such parties or allocates such costs and expenses other than equally between such parties. Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the arbitrator.

11.      GENERAL PROVISIONS

         11.1 SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         11.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, proposals, or understandings, whether written or oral, other than the LLC Agreement and the agreements referenced therein. No amendment of this Agreement shall be effective unless set forth in writing and signed by authorized agents of both parties. No waiver or consent to any departure by Agrinomics or Agritope from performance under this Agreement shall be effective unless set forth in writing and signed by an authorized agent of the party to be bound, nor shall any such waiver or consent be construed beyond its explicit terms to imply any subsequent or other instance of such performance.

         11.3 ASSIGNMENT. The Services provided hereunder and/or any rights and/or duties associated therewith may not be assigned or transferred by Agritope without the prior written consent of Agrinomics, which consent will not be unreasonably withheld or delayed; provided, however, that an assignment to an Affiliate of Agritope will not require the consent of Agrinomics. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         11.4 FORCE MAJEURE. This Agreement shall not be terminated as a result of any failure of a party to perform any of its obligations hereunder if such failure is due to circumstances beyond its control (an "Event of Force Majeure"), including, but not limited to, any requisition by any government authority, act of war, strike, boycott, lockout, picket, riot, sabotage, civil commotion, insurrection, epidemic, disease, act of God, fire, flood, accident, explosion, earthquake, storm, failure of public utilities or common carriers, mechanical failure, embargo, or prohibition imposed by any governmental body or agency having authority over the party, provided, that at such time as an Event of Force Majeure no longer exists, the respective obligations of the parties hereto shall be reinstated and this Agreement shall continue in full force and effect. The party affected by any Event of Force Majeure shall give prompt written notice thereof to the other party hereto and each party each shall use good faith efforts to minimize the duration and consequences of, and to eliminate, any such Event of Force Majeure.

         11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions of the State of Delaware or any other jurisdiction to the contrary.

         11.6 NOTICES. Any notice, request, instruction or other document to be given hereunder shall be in writing, delivered in person, or mailed by certified or registered mail, return receipt requested, or transmitted by facsimile transmission with electronic confirmation of receipt to the addressee's address or facsimile number set forth below (or such other address or facsimile number as the party changing its address specifies in a notice to the other parties):

         To Agritope:

                  Agritope, Inc.
                  16160 SW Upper Boones Ferry Rd.
                  Portland, OR  97224, USA
                  Attention:  Adolph J. Ferro, Chief Executive Officer
                  Facsimile:  (503) 670-7703

         with a copy to:

                  Perkins Coie LLP
                  411 -108th Avenue NE, Suite 1800
                  Bellevue, WA  98004, USA
                  Attention:  Roger M. Tolbert, Esq.
                  Facsimile:  (425) 453-7350

         To Agrinomics:

                  Agrinomics LLC
                  16160 SW Upper Boones Ferry Rd.
                  Portland, OR  97224, USA
                  Attention:  Adolph J. Ferro, Chief Executive Officer
                  Facsimile:  (503) 670-7703

         and with copies to:

                  Rhone-Poulenc Ag Company Inc.
                  2 T.W. Alexander Drive
                  Research Triangle Park
                  North Carolina  27709, USA
                  Attention:  General Counsel
                  Facsimile:  (919) 549-2500

                  Rhone-Poulenc Agro S.A.
                  14-20, rue Pierre Baizet
                  69 623 Lyon, FRANCE
                  Attention:  General Counsel
                  Facsimile: (04) 72 85 29 81

Notices shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given , or on the first day after transmission by facsimile transmission, if transmitted by facsimile as set forth above, or on the fifth day after mailing, if mailed as set forth above.

         11.7 HEADINGS. The headings of the sections of this Agreement have been set forth for use of reference only and shall not be used to construe or interpret the terms and conditions of this Agreement.

         11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         11.9 CONSTRUCTION. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                                     AGRITOPE, INC.


                                                     By:   /s/Adolph J. Ferro
                                                     Name: Adolph J. Ferro
                                                     Title:   CEO

                                                     AGRINOMICS LLC


                                                     By: /s/Adolph J. Ferro
                                                     Name: Adolph J. Ferro
                                                     Title:   CEO

                               SCHEDULE 1: [ * ]
                               -----------------





              [ * ]













[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

            SCHEDULE 2: BACKGROUND PATENTS AND BACKGROUND TECHNOLOGY
            --------------------------------------------------------


[ * ]











[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.